UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2000

SIEBEL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-220725	94-3187233
(Commission File Number)	(I.R.S. Employer Identification No.)

1855 South Grant Street
San Mateo, CA    94402
(Address of principal executive offices including zip code)

650-295-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

On May 17, 2000 the Registrant acquired OpenSite Technologies, Inc. in a transaction accounted for as a pooling-of-interests. Attached as Appendix A to this current report on Form 8-K are the Registrant's audited consolidated financial statements as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 restated to include the results of operations and financial position of OpenSite Technolgies Inc. as if the two companies were combined as of the beginning of the earliest period presented. In addition, the Registrant has included the following, all of which have been restated to reflect the acquisition of OpenSite Technologies, Inc. as of the beginning of the earliest period presented: the consolidated financial statement schedule for the year ended December 31, 1999; selected financial data for the five years ended December 31, 1999; and management's discussion and analysis of financial condition and results of operations for the three years ended December 31, 1999.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

The following Exhibits are filed as part of this report:

Exhibit No	Description
23.1	Consent of KPMG LLP
27.1	Financial Data Schedule

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2000

SIEBEL SYSTEMS, INC.

By:	/s/ Kenneth Goldman

Kenneth Goldman
Senior Vice President, Finance and Administration and Chief Financial Officer

By:	/s/ Paul J. Gifford

Paul J. Gifford
Vice President, Controller

Appendix A

AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1999, THE RELATED CONSOLIDATED FINANCIAL STATEMENT SCHEDULE, SELECTED CONSOLIDATED FINANCIAL DATA, AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Selected Consolidated Financial Data

The following selected consolidated financial data should be read in conjunction with our Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Form 8-K. The selected consolidated financial data for each of the years in the three-year period ended December 31, 1999, and as of December 31, 1999 and 1998 is derived from our consolidated financial statements that have been audited by KPMG LLP, independent auditors. The selected consolidated financial data as of December 31, 1997, 1996 and 1995 and the years ended December 31, 1996 and 1995 is derived from audited consolidated financial statements that have not been included in this Form 8-K. Historical results are not necessarily indicative of the results to be expected in the future.

For each of the periods presented the Company's financial data has been restated to reflect the acquisitions of OpenSite Technologies, Inc. ("OpenSite") in 2000, OnTarget, Inc. ("OnTarget") in 1999 and Scopus Technology, Inc. ("Scopus") in 1998, all of which have been accounted for as poolings of interests.

                                                  Year Ended December 31,
                                -------------------------------------------------------
                                   1999        1998       1997       1996       1995
                                -----------  ---------  ---------  ---------  ---------
                                (in thousands, except per share data and employees)
Operating Data
   Net revenues............... $   798,798  $ 411,167  $ 222,411  $ 111,993  $  45,010
   Operating income........... $   170,150  $  65,615  $   8,646  $  18,162  $   3,797
   Net income................. $   114,525  $  42,858  $     773  $  13,750  $   3,122
   Net income available
    to common stockholders(1). $    61,361  $  42,494  $     773  $  13,750  $   3,122
   Pro forma net income(2).... $   114,160  $  42,053  $     133  $  13,313  $   2,764
   Pro forma net income
    available to common
    stockholders(1)........... $    60,996  $  41,689  $     133  $  13,313  $   2,764
   Pro forma diluted net
    income per share.......... $      0.13  $    0.10  $    0.00  $    0.04  $    0.01
   Pro forma basic net
    income per share.......... $      0.16  $    0.12  $    0.00  $    0.05  $    0.01
   Total assets............... $ 1,241,910  $ 451,620  $ 271,745  $ 209,604  $  60,003
   Convertible subordinated
    debentures................ $   300,000  $      --  $      --  $      --  $      --
   Mandatorily redeemable
    preferred stock........... $    80,459  $   4,872  $      --  $      --  $      --
   Total equity............... $   609,671  $ 289,368  $ 211,110  $ 173,156  $  43,542
   Employees..................       3,316      1,532        965        508        246

  Both net income and pro forma net income have been reduced by accretion on OpenSite's mandatorily redeemable preferred stock to determine net income available to common stockholders and pro forma net income available to common stockholders, respectively. The accounting for mandatorily redeemable preferred stock requires non-cash accretion to the then current fair value of the common stock into which the mandatorily redeemable convertible preferred stock is convertible. This resulted in a non-cash charge to accretion and offsetting credit to mandatorily redeemable convertible preferred stock for the years ended December 31, 1999 and 1998, the only years in which the preferred stock was outstanding. The amount of accretion for an income statement period was dependent upon how much the fair value of OpenSite's common stock fluctuated during that period.

  Includes pro forma provision for income taxes to reflect income tax expense that would have been reported if OnTarget (an S corporation for income tax reporting purposes) had been a C corporation.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

Siebel Systems, Inc. ("Siebel" or the "Company") is the world's leading provider of eBusiness application software. Siebel eBusiness Applications enable organizations to sell to, market to, and service their customers across multiple channels, including the Web, call centers, field, resellers, retail, and dealer networks. By employing comprehensive eBusiness applications to better manage their customer relationships, the Company's customers continue to be leaders in their markets.

Siebel eBusiness Applications are available in industry-specific versions designed for the pharmaceutical, healthcare, consumer goods, telecommunications, insurance, energy, apparel and footwear, automotive, technology, public sector, and finance markets. With best-of-class functionality of eBusiness software, Siebel eBusiness Applications enable organizations to create a single source of customer information that sales, service, and marketing professionals can use to tailor product and service offerings to meet each of their customer's unique needs. By using Siebel eBusiness Applications, organizations can develop new customer relationships, profitably serve existing customers, and integrate their systems with those of their partners, suppliers, and customers, regardless of location.

In May 2000 and December 1999, the Company acquired OpenSite Technologies, Inc. ("OpenSite") and OnTarget, Inc. ("OnTarget"), respectively. OpenSite develops and markets Internet auction and dynamic pricing technology that enables companies to create branded, interactive, real-time Internet auctions. OpenSite's products and services automate the client's process of installing, running and maintaining its dynamic commerce applications. OnTarget develops and implements advanced sales and marketing training and consulting programs for sales organizations competing in complex, multilevel sales campaigns. OnTarget's goal is to provide its clients with a pragmatic, repeatable and implementable process that will create lasting change within sales organizations, and which will enable Siebel's clients to effectively respond to today's market challenges. Primary customers of OpenSite include a full range of small, medium and large businesses that are focusing on expanding their sales market to include dynamic commerce. Primary customers of OnTarget include corporate clients and business owners who wish to provide for the development and training of their sales and marketing personnel.

Under the terms of each of the agreements, each outstanding share of OpenSite and OnTarget common stock was exchanged for 0.262956 and 0.615503, respectively, of newly issued shares of common stock of the Company. This resulted in the issuance of approximately 7,400,000 additional shares of the Company's common stock in each transaction to the former shareholders of OpenSite and OnTarget. In addition, all outstanding stock options of both OpenSite and OnTarget were converted into the right to acquire the Company's common stock at the same respective exchange ratio with a corresponding adjustment to the exercise price.

The acquisitions of OpenSite and OnTarget have been accounted for as pooling of interests. Accordingly, the financial statements of the Company have been restated to include the financial position and results of operations of OpenSite and OnTarget for all periods presented.

This report contains forward looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors are discussed in "Risk Factors" starting on page 21 of the Company's Form 10Q for the quarterly period ended June 30, 2000.

Results of Operations

The following table sets forth statement of operations data for each of the years in the three years ended December 31, 1999 expressed as a percentage of total revenues:

                                                      Year Ended December 31,
                                                 ----------------------------------
                                                    1999        1998        1997
                                                 ----------  ----------  ----------
Revenues:
  Software.....................................       63.3        71.0        70.7
  Professional services, maintenance and other.       36.7        29.0        29.3
                                                 ----------  ----------  ----------
    Total revenues.............................      100.0       100.0       100.0
                                                 ----------  ----------  ----------
Cost of revenues:
  Software.....................................        1.0         1.4         2.0
  Professional services, maintenance and other.       21.9        15.9        14.2
                                                 ----------  ----------  ----------
    Total cost of revenues.....................       22.9        17.3        16.2
                                                 ----------  ----------  ----------
    Gross margin...............................       77.1        82.7        83.8
                                                 ----------  ----------  ----------
Operating expenses:
  Product development..........................        9.5        10.8        12.0
  Sales and marketing..........................       37.7        44.0        46.6
  General and administrative...................        8.6         8.6         9.6
  Merger-related expenses......................        --          3.3        11.7
                                                 ----------  ----------  ----------
    Total operating expenses...................       55.8        66.7        79.9
                                                 ----------  ----------  ----------
    Operating income...........................       21.3        16.0         3.9
Other income, net..............................        1.8         1.5         2.4
                                                 ----------  ----------  ----------
    Income before income taxes.................       23.1        17.5         6.3
Income taxes...................................        8.8         7.1         6.0
                                                 ----------  ----------  ----------
    Net income.................................       14.3        10.4         0.3
                                                 ==========  ==========  ==========

Revenues

Software. License revenues increased to $505,836,000 for the year ended December 31, 1999 from $291,962,000 and $157,148,000 for the years ended December 31, 1998 and 1997, respectively. License revenues as a percentage of total revenues were 63% in the fiscal 1999 period as compared to 71% both in the fiscal 1998 and 1997 periods, respectively. License revenues increased in absolute dollars during these periods from the respective prior year periods due to an increase in the number of licenses of Siebel applications sold to new and existing customers and also due to licenses of new modules, released with the latest version of Siebel applications, to existing users of Siebel base applications. This increase in the number of licenses was primarily due to continued demand by new and existing customers for products in the Siebel applications family both in the United States and internationally. The Company expects that license revenues will continue to increase in absolute dollars, but will remain the same or decrease as a percentage of total revenues as the Company's maintenance and other services revenues continue to grow as a result of increases in the installed base of customers purchasing such services.

Professional Services, Maintenance and Other. Professional services, maintenance and other revenues increased to $292,962,000 for the year ended December 31, 1999 from $119,205,000 and $65,263,000 for the years ended December 31, 1998 and 1997, respectively, and as a percentage of total revenues were 37% in the fiscal 1999 period as compared to 29% both in the fiscal 1998 and 1997 periods, respectively. These increases in absolute dollars were due to growth in the Company's sales and marketing training businesses, consulting business and in the installed base of customers on maintenance. First-year maintenance is typically sold with the related software license. Revenue related to such maintenance is deferred based on vendor-specific objective evidence of fair value and amortized over the term of the maintenance contract, typically twelve months. The Company expects that professional services, maintenance and other revenues will remain the same or increase as a percentage of total revenues due to increased maintenance revenues derived from the Company's growing installed base and due to the Company's expansion of its consulting and training organization to meet anticipated customer demands in connection with product implementation and sales training.

A relatively small number of customers account for a significant percentage of the Company's license revenues. For 1999, 1998 and 1997, the Company's ten largest customers accounted for 16%, 27% and 33% of total license revenues, respectively. The Company expects that licenses of its products to a limited number of customers will continue to account for a large percentage of revenue for the foreseeable future.

The Company markets its products in the United States through its direct sales force and internationally through its sales force and distributors, primarily in Europe, Japan, Latin America, South Africa and Asia. International revenues accounted for 31%, 30% and 27% of license revenues in 1999, 1998 and 1997, respectively. The Company is increasing its international sales force and is seeking to establish distribution relationships with appropriate strategic partners and expects international revenues will continue to account for a substantial portion of total revenues in the future.

Cost of Revenues

Software. Cost of software license revenues includes third-party software royalties, product packaging, documentation and production. Cost of license revenues through December 31, 1999 has averaged less than 2% of software license revenues. All costs incurred in the research and development of software products and enhancements to existing products have been expensed as incurred, and, as a result, cost of license revenues includes no amortization of capitalized software development costs. These costs are expected to remain the same or increase as a percentage of total revenues.

Professional Services, Maintenance and Other. Cost of professional services, maintenance and other revenues consist primarily of personnel, facilities and systems costs incurred in providing consulting, customer support, and training. Cost of professional services, maintenance and other revenues increased to $174,685,000 for the year ended December 31, 1999 from $65,518,000 and $31,665,000 for the years ended December 31, 1998 and 1997, respectively, and as a percentage of professional services, maintenance and other revenues were 60% for the year ended December 31, 1999 as compared to 55% in fiscal 1998 and 49% in fiscal 1997. The increases in the absolute dollar amount reflect the effect of fixed costs resulting from the Company's expansion of its maintenance and support organization and growth in the Company's consulting and training businesses. The Company expects that professional services, maintenance and other costs will continue to increase in absolute dollar amount as the Company expands its customer support organization to support a growing installed base; its consulting organization to meet anticipated customer demands in connection with product implementation; and the training organization to support the growing needs of its customers. These costs are expected to remain the same or increase as a percentage of total revenues in the future.

Operating Expenses

Product Development. Product development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities, and consist primarily of employee salaries, benefits, consulting costs and the cost of software development tools. Product development expenses increased to $75,833,000 for the year ended December 31, 1999 from $44,645,000 and $26,755,000 for the years ended December 31, 1998 and 1997, respectively, and decreased as a percentage of total revenues to 9% in the fiscal 1999 period from 11% and 12% in the fiscal 1998 and 1997 periods, respectively. The increases in the dollar amount of product development expenses were primarily attributable to costs of additional personnel in the Company's product development operations. The Company anticipates that it will continue to devote substantial resources to product development. The Company expects product development expenses to increase in absolute dollar amount but remain at a similar percentage of total revenues as in 1999. The Company considers technological feasibility of its software products to have been reached upon completion of a working model that has met certain performance criteria. The period between achievement of technological feasibility and general release of a software product is typically very short, and development costs incurred during that period have not been material. Accordingly, the Company has not capitalized any software development costs to date.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses increased to $301,316,000 for the year ended December 31, 1999 from $180,875,000 and $103,594,000 for the years ended December 31, 1998 and 1997, respectively, and as a percentage of total revenues, sales and marketing expenses decreased to 38% in 1999, from 44% and 47% in the fiscal 1998 and 1997 periods, respectively. The increases in the dollar amount of sales and marketing expenses reflect the hiring of additional sales and marketing personnel, costs associated with expanded promotional activities, and indirect merger-related costs, such as corporate sales training and marketing programs. The Company expects that sales and marketing expenses will continue to increase in absolute dollar amount as the Company continues to expand its sales and marketing efforts, establishes additional sales offices in the United States and internationally and increases promotional activities. These expenses are expected to remain at a similar percentage of total revenues as in 1999.

General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for administrative, executive and finance personnel. General and administrative expenses increased to $68,718,000 for the year ended December 31, 1999 from $35,396,000 and $21,311,000 for the years ended December 31, 1998 and 1997, respectively, and as a percentage of total revenues were 9% in the fiscal 1999 period as compared to 9% and 10% in the fiscal 1998 and 1997 periods, respectively. The increases in the absolute dollar amount of general and administrative expenses were primarily due to increased staffing and associated expenses necessary to manage and support the Company's increased scale of operations. The Company believes that its general and administrative expenses will continue to increase in absolute dollar amount as a result of the continued expansion of the Company's administrative staff and facilities to support growing operations. The Company anticipates that its general and administrative expenses as a percentage of total revenues should remain at a similar percentage as in 1999.

Merger-Related Expenses. The Company did not incur any significant merger-related costs in connection with the merger with OnTarget.

In connection with the merger with Scopus, the Company incurred direct merger-related expenses of approximately $13,500,000, comprised of investment bankers, attorneys, accountants and other professional fees of $9,100,000, duplicate facilities and equipment of $3,100,000 and other miscellaneous expenses of $1,300,000.

The Company incurred costs of approximately $3,300,000 in 1997 in connection with Scopus' planned merger with Clear With Computers, Inc. The merger plan was terminated early in the fourth quarter of 1997.

On October 1, 1997, the Company completed its purchase of InterActive WorkPlace, Inc. ("InterActive"), a developer of intranet-based business intelligence software technology that has been incorporated into the Siebel eBriefings product. The acquisition was accounted for by the purchase method of accounting. The Company recorded a charge to income of $14,017,000, or $0.04 per diluted share, pursuant to an allocation of the purchase price by an independent appraiser, as a write-off of acquired research and development. Purchased in-process research and development is related to the completion of InterActive's data integration, filtering and formatting technology and its integration into the Company's products. At the time of acquisition, a prototype of InterActive's product existed and was in limited trials; however, the prototype was not stable or sufficiently developed to be scalable on an enterprise-wide basis. InterActive's technology was completed, at a cost of approximately $400,000, and incorporated as a separate module into the Siebel 98 product suite, which was released in June 1998. The Company estimated that technology was approximately 75% complete as of the acquisition date. At that date, the only identifiable intangible asset acquired was the technology under development. Accordingly, essentially all of the excess purchase price over net assets acquired, except for amounts assigned to net current assets, fixed assets and workforce-in-place, was assigned to in-process research and development.

The valuation of acquired research and development was prepared using the income approach and contemplated that sales of products incorporating InterActive's technology would be $11,500,000 in 1998, increasing to $35,000,000 in 2000, and declining significantly thereafter. Revenue increases were based upon the historical growth rate of software sales for the customer relationship managment market and the Company. Operating costs as a percentage of revenue ranged from 56% in 1998 to 47% in 2000 based upon the Company's normal operating margin. Operating cash flows were reduced by an expected effective tax rate of 38% consistent with the Company's effective tax rate. Net cash flows were discounted to their present value at the acquisition date using an after-tax risk-adjusted discount rate of 30%. The Company believes this discount rate is consistent with that required by venture capitalists for investments in unproven but partially developed software products. Through the end of 1999, total revenues from Siebel eBriefings were approximately $11,000,000; however, the Company is unable to quantify the effect of Siebel eBriefings as a competitive differentiator. The Company does not track selling, general and administrative costs by product but believes the incremental costs associated with selling and distributing Siebel eBriefings were substantially lower than those used in the valuation due to synergies associated with selling the product as a separate component of the Siebel 98 product suite and subsequent versions. If the Company is unable to continuously upgrade the Siebel eBriefings product or existing and future customers do not elect to purchase this module, the Company's ability to recover the value assigned to the acquired research and development will be impaired and revenue and profitability will be adversely affected.

On November 1, 1997, the Company completed its purchase of Nomadic, a provider of innovative business solutions to pharmaceutical sales forces. The acquisition was accounted for by the purchase method of accounting. Technology acquired from Nomadic has been incorporated into the Siebel ePharma product. The Company recorded a charge to income of $8,723,000 or $0.02 per diluted share, pursuant to an allocation of the purchase price by an independent appraiser, as a write-off of acquired research and development. The appraisal of the acquired research and development was based upon the present value of forecasted operating cash flows from the technology acquired, giving effect to the stage of completion at the acquisition date. These forecasted cash flows were then discounted at a rate commensurate with the risk involved in completing the acquired technology. The forecasted cash flows assumed inclusion of the product developed from acquired technology into the existing Siebel product suite. The purchased in-process research and development expense related to completion of Nomadic's second generation pharmaceutical sales force automation product. This product was completed and enterprise-wide deployment to end-user customers commenced in March 1998. Much of the functionality was incorporated into the Company's Siebel ePharma product, which was released in June 1998. At the time of the acquisition, Nomadic had a first-generation product at a limited number of customers, with a very small user base. There were a considerable number of uncertainties as to increasing the product's scalability for deployment on an enterprise-wide basis, improving the stability of the application and identifying and fixing bugs. The Company allocated limited excess purchase price over net assets acquired to net current assets, fixed assets and workforce-in-place. The majority of the excess purchase price was allocated to in-process research and development and other intangible assets (goodwill) based upon the expected cash flows from Nomadic's existing product and the product under development, giving consideration to the stage of completion of the technology under development at the acquisition date. This technology was completed, at a cost of approximately $1,300,000, for enterprise-wide release in March 1998.

The valuation of acquired research and development was prepared using the income approach and contemplated that sales of products incorporating Nomadic's technology would be $11,500,000 in 1998, increasing to $35,000,000 in 2000, and declining significantly thereafter. Revenue increases were based upon the historical growth rate of software sales for the customer relationship managment market and the Company. Operating costs as a percentage of revenue were estimated at 70%, based upon the Company's normal operating margin. Operating cash flows were reduced by an expected effective tax rate of 39% consistent with the Company's effective tax rate. Net cash flows were discounted to their present value at the acquisition date using an after-tax risk-adjusted discount rate of 25%. The Company believes this discount rate is consistent with that required by venture capitalists for investments in unproven but partially developed software products. Through the end of 1999, total revenues from products incorporating the Nomadic technology under development at the acquisition date were approximately $35,000,000. Although the Company does not track selling, general and administrative costs by product, because these products are sold as vertical eBusiness solutions for the pharmaceutical industry, the Company believes the operating margin is similar to the Company's consolidated operating margin. If the Company is unable to continuously upgrade the Siebel ePharma product or superior products are released by competitors, the Company's ability to recover the value assigned to the acquired research and development will be impaired and revenue and profitability will be adversely affected.

Operating Income and Operating Margin

Operating income increased to $170,150,000 for the year ended December 31, 1999 from $65,615,000 for the year ended December 31, 1998 and $8,646,000 for the year ended December 31, 1997 and operating margin was 21% in the fiscal 1999 period, as compared with 16% and 4% in the fiscal 1998 and 1997 periods, respectively. Excluding merger-related expenses, operating income increased to $170,150,000 for the year ended December 31, 1999 from $79,115,000 and $34,684,000 for the years ended December 31, 1998 and 1997, respectively, and operating margin was 21% in the fiscal 1999 period as compared to 19% and 16% in the fiscal 1998 and 1997 periods, respectively. These increases in operating income and margin, excluding merger-related expenses, were due to increases in license revenues without a proportional increase in cost, particularly costs associated with the hiring of new personnel. The Company believes it is likely that operating margins in future periods will be less than the 21% achieved in 1999.

Other Income, Net

Other income, net, is primarily comprised of interest income earned on the Company's cash and cash equivalents and short-term investments and reflects earnings on increasing cash and cash equivalents and short-term investment balances.

Pro Forma Income Taxes

Income taxes are comprised primarily of federal and state taxes. Pro forma income taxes reflects income tax expense that would have been reported if OpenSite (an S Corporation for income tax reporting purposes prior to 1998) had been a C Corporation during 1997 and OnTarget (an S Corporation for income tax reporting purposes) had been a C Corporation for each of the periods presented. Pro forma income taxes were $70,557,000, $29,863,000, and $13,900,000 in 1999, 1998, and 1997, respectively. Pro forma income taxes as a percentage of pretax income was 38%, 42%, and 99%, respectively. Pro forma tax rate in 1997 was higher than the rates in 1998 and 1999 primarily due to non-deductible items related to acquisitions. The Company expects its effective tax rate in 2000 to be approximately 38%, excluding the effect of non-deductible costs such as merger-related expenses.

As a result of deductions relating to stock options, the Company paid no federal income taxes during 1999.

Pro Forma Net Income and Pro Forma Net Income (Loss) Available to Common Stockholders

The Company had pro forma net income of $114,160,000 for the year ended December 31, 1999 and pro forma net income of $42,053,000 and $133,000 for the years ended December 31, 1998 and 1997, respectively. Pro forma net income available to common stockholders was $60,996,000 for the year ended December 31, 1999 compared to $41,689,000 and $133,000 for the years ended December 31, 1998 and 1997, respectively. Pro forma net income has been reduced by accretion on OpenSite's mandatorily redeemable preferred stock to determine pro forma net income available to common stockholders. The accounting for mandatorily redeemable preferred stock requires non-cash accretion to the then current fair value of the common stock into which the mandatorily redeemable convertible preferred stock is convertible. This resulted in a non-cash charge to accretion and offsetting credit to mandatorily redeemable convertible preferred stock for the years ended December 31, 1999 and 1998, the only years in which the preferred stock was outstanding. The amount of accretion for an income statement period was dependent upon how much the fair value of OpenSite's common stock fluctuated during that period. In connection with the Company's acquisition of OpenSite, the holders of the mandatorily redeemable convertible preferred stock converted their shares on a one for one basis into shares of OpenSite's common stock. Accordingly, the Company stopped recording accretion on the mandatorily redeemable convertible preferred stock on May 17, 2000.

Pro forma net income per diluted share was $0.13 in fiscal 1999, compared with $0.10 in the fiscal 1998, and $0.00 in fiscal 1997.

Liquidity and Capital Resources

The Company's cash, cash equivalents, short-term investments and marketable equity securities increased to $815,913,000 as of December 31, 1999 from $234,905,000 as of December 31, 1998, representing approximately 66% and 52% of total assets, respectively. The Company's days sales outstanding (DSO) in accounts receivable was 98 as of December 31, 1999 compared with 88 as of December 31, 1998.

The Company completed a private placement of $300,000,000 of convertible subordinated debentures in September 1999. The seven-year term notes bear interest at a rate of 5.50% and are convertible into approximately 12,864,000 shares of the Company's common stock at any time prior to maturity, at a conversion price of approximately $23.32 per share, subject to adjustment under certain conditions. The Company may redeem the notes, in whole or in part, at any time on or after September 15, 2002. The redemption price will range from $309,420,000 to $302,370,000 if the notes are redeemed between September 15, 2002 through September 14, 2006. Any redemption made on or after September 15, 2006 will be redeemed at $300,000,000. In addition, accrued interest to the redemption date will be paid by the Company in each redemption.

In March 1999 OpenSite completed a private placement of $24,000,000 of Series C mandatorily redeemable convertible preferred stock (the "Preferred Stock"). Immediately prior to the Company's acquisition of OpenSite on May 17, 2000, the holders of the Series C Preferred Stock, along with the holders of the previously issued Series A and B Preferred Stock, converted all of the issued and outstanding shares into shares of OpenSite common stock. These shares along with the remaining outstanding shares of common stock of OpenSite were exchanged for shares of the Company's common stock on May 17, 2000.

The Company recently entered into a lease agreement for a new headquarters facility in San Mateo, California. The Company expects significant capital expenditures in connection with tenant improvements and furniture and fixtures for this facility. These expenditures are expected to be incurred through the end of 2000. In addition, the Company expects to continue to incur capital expenditures associated with tenant improvements, furniture and fixtures for newly-leased offices.

The Company has used full-serviced office suites on a month-to-month rental basis to establish its presence in new locations. As these locations expand, the Company has begun to transition more of the fully serviced office suites to leased space. This transition has involved build-out of tenant improvements, acquisition of furniture and fixtures, and other capital costs, which were not incurred in connection with the use of fully serviced office suites. The Company has already built out a number of leased facilities, both domestically and internationally, and expects this trend to continue.

Capital expenditures of the nature described above are expected to increase during 2000 and 2001.

The Company believes that the anticipated cash flows from operations, cash, cash equivalents and short-term investments will be adequate to meet its cash needs for working capital and capital expenditures for at least the next twelve months.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Siebel Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Siebel Systems, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Mountain View, California
January 24, 2000, except for Notes 10 and 11 which are as of September 25, 2000

SIEBEL SYSTEMS, INC.

Consolidated Balance Sheets
(in thousands, except per share data)

                                                               December 31,
                                                         ------------------------
                                                            1999         1998
                                                         -----------  -----------

                        Assets
Current assets:
  Cash and cash equivalents............................ $   476,409  $    83,017
  Short-term investments...............................     197,565      151,888
  Marketable equity securities.........................     141,939          --
  Accounts receivable, net.............................     295,396      126,384
  Deferred income taxes................................         --        14,224
  Prepaids and other...................................      31,050       14,464
                                                         -----------  -----------
    Total current assets...............................   1,142,359      389,977
  Property and equipment, net..........................      57,939       46,802
  Other assets.........................................      41,612       14,841
                                                         -----------  -----------
    Total assets....................................... $ 1,241,910  $   451,620
                                                         ===========  ===========

         Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable..................................... $    12,049  $     4,633
  Accrued expenses.....................................     128,119       88,594
  Income taxes payable.................................         --        10,917
  Deferred revenue.....................................      87,933       52,388
  Capital lease obligations-current portion............         --            22
  Deferred income taxes................................      22,240          --
                                                         -----------  -----------
    Total current liabilities..........................     250,341      156,554

Convertible subordinated debentures....................     300,000          --
Capital lease obligations-noncurrent portion...........         --            43
Deferred income taxes..................................       1,439          783
                                                         -----------  -----------
    Total liabilities..................................     551,780      157,380
                                                         -----------  -----------

Mandatorily redeemable convertible preferred stock.....      80,459        4,818
Redeemable common stock warrants.......................         --            54

Commitments and contingencies

Stockholders' equity:
  Common stock; $0.001 par value; 800,000 shares
   authorized; 391,164 and 366,462 shares issued and
   outstanding, respectively...........................         391          366
  Additional paid-in capital...........................     413,108      235,454
  Notes receivable from stockholders...................        (484)        (484)
  Deferred stock compensation..........................      (1,297)        (360)
  Accumulated other comprehensive income (loss)........      83,611         (669)
  Retained earnings....................................     114,342       55,061
                                                         -----------  -----------
    Total stockholders' equity.........................     609,671      289,368
                                                         -----------  -----------
    Total liabilities and stockholders' equity......... $ 1,241,910  $   451,620
                                                         ===========  ===========

See accompanying notes to consolidated financial statements.

SIEBEL SYSTEMS, INC.

Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share data)

                                                       Year Ended December 31,
                                                 ----------------------------------
                                                    1999        1998        1997
                                                 ----------  ----------  ----------
Revenues:
  Software..................................... $  505,836  $  291,962  $  157,148
  Professional services, maintenance and other.    292,962     119,205      65,263
                                                 ----------  ----------  ----------
    Total revenues.............................    798,798     411,167     222,411
                                                 ----------  ----------  ----------
Cost of revenues:
  Software.....................................      8,096       5,618       4,402
  Professional services, maintenance and other.    174,685      65,518      31,665
                                                 ----------  ----------  ----------
    Total cost of revenues.....................    182,781      71,136      36,067
                                                 ----------  ----------  ----------
    Gross margin...............................    616,017     340,031     186,344
                                                 ----------  ----------  ----------
Operating expenses:
  Product development..........................     75,833      44,645      26,755
  Sales and marketing..........................    301,316     180,875     103,594
  General and administrative...................     68,718      35,396      21,311
  Merger-related expenses......................        --       13,500      26,038
                                                 ----------  ----------  ----------
    Total operating expenses...................    445,867     274,416     177,698
                                                 ----------  ----------  ----------
    Operating income...........................    170,150      65,615       8,646
Other income, net..............................     14,567       6,301       5,387
                                                 ----------  ----------  ----------
    Income before income taxes.................    184,717      71,916      14,033
Income taxes...................................     70,192      29,058      13,260
                                                 ----------  ----------  ----------
    Net income.................................    114,525      42,858         773
Distributions to preferred stockholders........        --          (39)        --
Accretion of preferred stock...................    (53,164)       (325)        --
                                                 ----------  ----------  ----------
    Net income available to common
      stockholders............................. $   61,361  $   42,494  $      773
                                                 ==========  ==========  ==========

Diluted net income available per common share.. $     0.13  $     0.10  $     0.00
                                                 ==========  ==========  ==========

Basic net income available per common share.... $     0.16  $     0.12  $     0.00
                                                 ==========  ==========  ==========

Pro forma net income and per share data:
    Income before taxes as reported............ $  184,717  $   71,916  $   14,033
    Pro forma income taxes.....................     70,557      29,863      13,900
                                                 ----------  ----------  ----------
    Pro forma net income.......................    114,160      42,053         133
    Distributions to preferred stockholders
      as reported..............................        --          (39)        --
    Accretion of preferred stock as reported...    (53,164)       (325)        --
                                                 ----------  ----------  ----------
    Pro forma net income available to common
      stockholders............................. $   60,996  $   41,689  $      133
                                                 ==========  ==========  ==========

Pro forma diluted net income available
  per common share............................. $     0.13  $     0.10  $     0.00
                                                 ==========  ==========  ==========

Pro forma basic net income available
  per common share............................. $     0.16  $     0.12  $     0.00
                                                 ==========  ==========  ==========

Shares used in diluted pro forma net income
  available per common share computation.......    454,712     406,679     384,818
                                                 ==========  ==========  ==========
Shares used in basic pro forma net income
  available per common share computation.......    378,237     357,160     341,950
                                                 ==========  ==========  ==========

Comprehensive income:
  Net income................................... $  114,525  $   42,858  $      773

Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustments.....        614        (505)       (365)
  Unrealized gains on securities...............     83,666         201        --
                                                 ----------  ----------  ----------
Other comprehensive income (loss)..............     84,280        (304)       (365)
                                                 ----------  ----------  ----------
    Total comprehensive income................. $  198,805  $   42,554  $      408
                                                 ==========  ==========  ==========

See accompanying notes to consolidated financial statements.

SIEBEL SYSTEMS, INC.

Consolidated Statements of Stockholders' Equity
(in thousands)

                                                         Notes              Accumu-
                                                        Receiv-              lated
                                                          able    Deferred   Other                 Total
                            Common stock     Additional   from     Stock    Compre-               Stock-
                          -----------------   Paid-in    Stock-   Compen-   hensive   Retained   holders'
                           Shares   Amount    Capital   holders    sation    Losses   Earnings    Equity
                          --------  -------  ---------  --------  --------  --------  ---------  ---------
Balances, December 31,
 1996.................... 334,470  $   334  $ 156,966  $   (508) $ (1,173) $     --  $  17,537  $ 173,156
Issuance of common
 stock under Employee
 Stock Option Plans......   8,269        9      4,781       --         --        --        --       4,790
Issuance of common
 stock under Employee
 Stock Purchase Plans....   2,503        3      4,297       --         --        --        --       4,300
Issuance of common
 stock related to
 InterActive acquisition.   2,408        2     14,579       --         --        --        --      14,581
Issuance of common
 stock related to
 Nomadic acquisition.....   2,400        2     10,391       --         --        --        --      10,393
Issuance of common
 stock...................     220      --          30       --         --        --        --          30
Repayment of note
 receivable..............     --       --          --       102        --        --        --         102
Compensation related
 to stock options........     --       --        (256)      --        256        --        --         --
Cancellation of stock
 options issued below
 fair value..............     --       --          (1)      --          1        --        --         --
Tax benefit from
 stock options...........     --       --       4,046       --         --        --        --       4,046
Amortization of
 deferred compensation
 related to stock
 options.................     --       --          --       --        277        --        --         277
Currency translation
 adjustment (net of
 taxes of $214)..........     --       --          --       --         --      (365)       --        (365)
Subchapter S
 distributions by
 OnTarget................     --       --          --       --         --        --       (973)      (973)
Net income...............     --       --          --       --         --        --        773        773
                          --------  -------  ---------  --------  --------  --------  ---------  ---------
Balances, December 31,
 1997.................... 350,270      350    194,833      (406)     (639)     (365)    17,337    211,110
Issuance of common stock
 under Employee Stock
 Option Plans............  13,534       14     17,848       --         --        --        --      17,862
Issuance of common stock
 under Employee Stock
 Purchase Plans..........   2,464        2      8,532       --         --        --        --       8,534
Issuance of common
 stock...................     194      --          78       (78)       --        --        --         --
Adjustment to conform
 acquired company's
 year-end................     --       --          --       --         --        --     (1,464)    (1,464)
Cancellation of stock
 options issued below
 fair value..............     --       --         (39)      --         39        --        --         --
Tax benefit from
 stock options...........     --       --      13,517       --         --        --        --      13,517
Amortization of deferred
 compensation related
 to stock options........     --       --          --       --        240        --        --         240
Unrealized gain on
 short-term investments
 (net of taxes of $118)..     --       --          --       --         --       201        --         201
Currency translation
 adjustment (net of
 taxes of $297)..........     --       --          --       --         --      (505)       --        (505)
Transfer of common
 stock to employees......     --       --         631       --         --        --        --         631
Subchapter S
 distributions by
 OnTarget................     --       --          --       --         --        --     (3,111)    (3,111)
Subchapter S
 distributions by
 OpenSite................     --       --          --       --         --        --       (141)      (141)
Change of OpenSite
 from S corporation
 to C corporation........     --       --          54       --         --        --        (54)       --
Distributions to
 preferred stockholders..     --       --          --       --         --        --        (39)       (39)
Accretion of mandatorily
 redeemable convertible
 preferred stock.........     --       --          --       --         --        --       (325)      (325)
Net income......              --       --          --       --         --        --     42,858     42,858
                          --------  -------  ---------  --------  --------  --------  ---------  ---------
Balances, December 31,
 1998.................... 366,462      366    235,454      (484)     (360)     (669)    55,061    289,368
Issuance of common stock
 under Employee Stock
 Option Plans............  20,719       21     58,810       --         --        --        --      58,831
Issuance of common stock
 under Employee Stock
 Purchase Plans..........   1,655        2     15,735       --         --        --        --      15,737
Issuance of common stock
 under stock award
 plan....................     --       --         198       --         --        --        --         198
Issuance of common stock
 under stock warrants....      58      --           8       --         --        --        --           8
Repurchase of common
 stock...................    (490)     --      (2,795)      --         --        --        --      (2,795)
Tax benefit from
 stock options...........     --       --      91,679       --         --        --        --      91,679
Compensation related
 to stock options........     --       --       1,617       --     (1,617)       --        --         --
Amortization of deferred
 compensation related
 to stock options........     --       --          --       --        680        --        --         680
Unrealized gain on
 short-term investments
 (net of taxes
  of $51,279)............     --       --          --       --         --    83,666        --      83,666
Currency translation
 adjustment (net of
 taxes of $361)..........     --       --          --       --         --       614        --         614
Subchapter S
 distributions by
 OnTarget................     --       --          --       --         --        --     (2,080)    (2,080)
Conversion of
 convertible notes to
 common stock............   1,290        1      6,918       --         --        --        --       6,919
Issuance of common stock
 related to Target
 Marketing Systems
 Worldwide and Target
 Marketing Systems S.A.
 acquisitions............   1,470        1      5,161       --         --        --        --       5,162
Accretion of mandatorily
 redeemable convertible
 preferred stock.........     --       --          --       --         --        --    (53,164)   (53,164)
Termination of put
 provision of redeemable
 stock warrants..........     --       --         323       --         --        --        --         323
Net income...............     --       --          --       --         --        --    114,525    114,525
                          --------  -------  ---------  --------  --------  --------  ---------  ---------
Balances, December 31,
 1999.................... 391,164  $   391  $ 413,108  $   (484) $ (1,297) $ 83,611  $ 114,342  $ 609,671
                          ========  =======  =========  ========  ========  ========  =========  =========

See accompanying notes to consolidated financial statements.

SIEBEL SYSTEMS, INC.

Consolidated Statements of Cash Flows
(in thousands)

                                                        Year Ended December 31,
                                                   -------------------------------
                                                     1999       1998       1997
                                                   ---------  ---------  ---------
Cash flows from operating activities:
  Net income .................................... $ 114,525  $  42,858  $     773
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Compensation related to stock options........       680        240        277
    Compensation related to stock warrants.......       269         54         17
    Depreciation and amortization................    22,732     13,716      8,282
    Deferred income taxes........................   (15,088)   (10,498)    (1,614)
    Tax benefit from exercise of stock options...    91,679     13,517      4,046
    Loss on disposal of property and equipment...       737      4,557        307
    Provision for doubtful accounts and
     returns, net................................     8,056      6,394      4,925
    Write-off of acquired research and
     development.................................       --         --      22,740
    Changes in operating assets and liabilities:
      Accounts receivable........................  (173,426)   (68,799)   (43,944)
      Prepaids and other.........................   (15,998)    (6,815)    (1,948)
      Accounts payable and accrued expenses......    50,991     50,253     14,161
      Income taxes payable.......................   (10,803)     9,228     (1,896)
      Deferred revenue...........................    35,525     30,641     15,744
                                                   ---------  ---------  ---------
        Net cash provided by operating
         activities..............................   109,879     85,346     21,870
                                                   ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment............   (43,930)   (39,969)   (18,053)
  Purchases, sales and maturities of short-term
   investments, net..............................   (45,677)   (56,751)   (17,866)
  Proceeds from disposal of property and
   equipment.....................................    13,260        --         --
  Cash acquired in acquisitions..................       993        (31)       129
  Other assets...................................   (22,524)    (2,641)    (1,764)
                                                   ---------  ---------  ---------
        Net cash used in investing activities....   (97,878)   (99,392)   (37,554)
                                                   ---------  ---------  ---------
Cash flows from financing activities:

  Proceeds from issuance of common stock.........    74,587     27,254      8,755
  Proceeds from issuance of mandatorily
   redeemable preferred stock....................    23,875      4,493        --
  Proceeds from issuance of convertible
   debt, net.....................................   291,316        --         --
  Borrowings on line of credit...................     5,874      1,542        130
  Repayments of line of credit...................    (7,659)       (17)       --
  Repayments of capital lease obligations........       (67)       (10)       --
  Subchapter S distributions.....................    (2,080)    (2,366)      (974)
  Repurchase of common stock.....................    (2,795)       --         --
  Repurchase of preferred stock..................    (1,398)       --         --
  Dividends paid ................................       --        (180)       --
  Repayment of stockholder notes.................       --         --         (43)
                                                   ---------  ---------  ---------
        Net cash provided by financing
         activities..............................   381,653     30,716      7,868
                                                   ---------  ---------  ---------
Effect of exchange rate changes in cash..........      (262)       --         --
                                                   ---------  ---------  ---------
Change in cash and cash equivalents..............   393,392     16,670     (7,816)
Adjustment to conform acquired company's
  year end.......................................       --      (4,140)       --
Cash and cash equivalents, beginning of year.....    83,017     70,487     78,303
                                                   ---------  ---------  ---------
Cash and cash equivalents, end of year........... $ 476,409  $  83,017  $  70,487
                                                   =========  =========  =========

Cash paid for interest........................... $       3  $     --   $      22
                                                   =========  =========  =========

Cash paid for income taxes....................... $  14,537  $  14,194  $  14,579
                                                   =========  =========  =========

Supplemental disclosures of noncash financing
 and investing activities:
  Purchase price payable 20*20 Group, Ltd........ $     --   $   6,000  $     --
                                                   =========  =========  =========

  Common stock issued for acquisitions........... $   4,934  $     --   $  24,974
                                                   =========  =========  =========

  Subchapter S distributions payable............. $     --   $     745  $      22
                                                   =========  =========  =========

  Convertible notes issued for acquisitions...... $   6,918  $     --   $     --
                                                   =========  =========  =========

  Capital lease obligations...................... $     --   $      75  $     --
                                                   =========  =========  =========

  Issuance of common stock for notes receivable.. $     --   $      78  $     --
                                                   =========  =========  =========

See accompanying notes to consolidated financial statements.

SIEBEL SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

The Company

Siebel Systems, Inc. ("Siebel" or the "Company") is the market leader in eBusiness application software for organizations focused on increasing sales, marketing and customer service effectiveness in field sales, customer service, telesales, telemarketing, call centers, and third-party resellers. The Company designs, develops, markets, and supports Siebel eBusiness Applications, a leading Web-based application software product family designed to meet the sales, marketing and customer service information system requirements of even the largest multi-national organizations.

In May 2000 and December 1999, the Company acquired OpenSite Technologies, Inc. ("OpenSite") and OnTarget, Inc. ("OnTarget"), respectively, in business combinations accounted for as pooling of interests. Accordingly, all financial information has been restated to reflect the combined operations of Siebel and these two companies. See Note 10.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

Prior to January 1, 1998, the Company recognized revenue in accordance with Statement of Position ("SOP") No. 91-1, "Software Revenue Recognition". Software license revenue was recognized when all of the following criteria had been met: there was an executed license agreement; software had been shipped to the customer; no significant vendor obligations remained; the license fee was fixed and payable within twelve months and collection was deemed probable.

On January 1, 1998, the Company adopted the provisions of Statement of Position No. 97-2 "Software Revenue Recognition". Revenue is recognized under SOP 97-2 when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed and determinable, collectibility is probable and the arrangement does not require significant customization of the software. Under SOP 97-2, revenue on multiple element arrangements is allocated to the various elements based on fair values specific to the Company.

Professional services, maintenance and other revenues relate primarily to consulting services, maintenance and training. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 months. Consulting and training revenues are recognized as the services are performed and are usually on a time and materials basis. Such services primarily consist of implementation services related to the installation of the Company's products and do not include significant customization to or development of the underlying software code.

The Company's customer base includes a number of its suppliers (e.g., AT&T Corporation, BankBoston Robertson Stephens, Bank of America Corporation, Cabletron Systems, Inc., The Charles Schwab Corporation, Cigna Corporation, Cisco Systems, Inc., Compaq Computer Corporation, Dell Computer Corporation, Lucent Technologies, Inc., MCI WorldCom Inc., Microsoft Corporation, NationsBanc Montgomery Securities, Inc., PeopleSoft, Inc., Siemens Corporation and Sun Microsystems, Inc.). On occasion, the Company has purchased goods or services for company operations from these vendors at or about the same time Siebel has licensed its software to these organizations. These transactions are separately negotiated and recorded at terms the Company considers to be arm's-length.

Cost of Revenues

Cost of software consists primarily of media, product packaging, documentation and other production costs, and third-party royalties. Cost of professional services, maintenance and other consists primarily of salaries, benefits and allocated overhead costs related to consulting, training and customer support personnel, including cost of services provided by third party consultants engaged by the Company.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents, Short-Term Investments and Marketable Equity Securities

The Company considers all highly liquid investments with a remaining maturity of 90 days or less to be cash equivalents. Short-term investments generally consist of highly liquid securities with original maturities in excess of 90 days. Marketable equity securities include an investment in a single publicly traded company. The Company has classified its short-term investments and marketable equity securities as "available for sale." Such investments are carried at fair value with unrealized gains and losses, net of related tax effects, reported within accumulated other comprehensive income (losses). Realized gains and losses on available for sale securities are computed using the specific identification method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements, generally seven years.

Expenditures for maintenance and repairs are charged to expense as incurred. Costs and accumulated depreciation of assets sold or retired are removed from the respective property accounts, and gain or loss is reflected in the statement of operations.

Software Development Costs

Software development costs associated with new products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the time period between the establishment of technological feasibility and completion of software development has been short, and no significant development costs have been incurred during that period. Accordingly, the Company has not capitalized any software development costs to date.

Intangible Assets

Included in other assets are various intangible assets, primarily goodwill related to acquisitions. These amounts are generally being amortized over three to five years using the straight-line method. Gross intangible assets were $17,421,000 and $9,639,000 and related accumulated amortization was $4,459,000 and $2,504,000 at December 31, 1999 and 1998, respectively.

Other Assets

Included in other assets is the Company's investment in Sales.com. In December 1999, the Company sold a controlling interest in Sales.com's voting equity to various outside investors. As a result, Sales.com is no longer being consolidated in the Company's financial statements, but is accounted for by the equity method. At December 31, 1999, the carrying value of the Company's investment in Sales.com was approximately $5,000,000.

The Company had non-cash reductions in accounts receivable, prepaids and other, property equipment, other assets, accounts payable, accrued expenses and deferred revenue of $116,000, $602,000, $35,000, $505,000, $4,398,000, $5,275,000 and $149,000, respectively, attributable to the deconsolidation of Sales.com.

Advertising

Advertising costs are expensed as incurred. Advertising expense is included in sales and marketing expense and amounted to $29,403,000, $13,216,000 and $7,261,000 in 1999, 1998 and 1997, respectively.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized for deductible temporary differences, net operating loss carryforwards and credit carryforwards if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances must be established. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Prior to the acquisition of OnTarget by the Company in 1999, OnTarget had elected subchapter S status for Federal income tax purposes. Prior to January 1, 1998, OpenSite had also elected subchapter S status for Federal income tax purposes. Accordingly, no income tax provision was presented in the historical financial statements of either OpenSite or OnTarget for these periods as the income was taxable personally to the stockholders. The pro forma provision for income taxes reflects income tax expense that would have been reported if OnTarget and OpenSite had been a C corporation for each of the applicable periods.

Pro Forma Net Income Available Per Common Share

Basic pro forma net income available per common share is computed using the weighted average number of shares of common stock outstanding. Diluted pro forma earnings available per common share is computed using the weighted average number of shares of common stock and, when dilutive, potential common shares from options to purchase common stock and warrants outstanding using the treasury stock method. Dilutive pro forma net income available per common share also gives effect, when dilutive, to the conversion of the convertible notes, subordinated debentures, and mandatorily redeemable convertible preferred stock, using the if-converted method.

For both basic and diluted net income available per common share, the Company has reduced net income by the accretion of preferred stock and the dividends on the preferred stock to arrive at the net income available to common stockholders.

Employee Stock Option and Purchase Plans

The Company accounts for its stock-based compensation plans using the intrinsic value method. As such, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. The Company records and measures deferred compensation cost for options granted to non-employees at their fair value.

Foreign Currency Translation

The Company considers the functional currency of its foreign subsidiaries to be the local currency, and accordingly, they are translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiary financial statements are reported within accumulated other comprehensive income (loss).

The Company generally utilizes foreign currency forward contracts to hedge its exchange risk on foreign currency receivable and intercompany balances. While these forward contracts are subject to fluctuations in value, which are recorded in current results of operations, such fluctuations are generally offset by the changes in value of the underlying exposures being hedged. The Company does not hold or issue financial instruments for speculative or trading purposes.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, as the majority of the Company's customers are large, well established companies. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to any particular industry or geographic area since the Company's business is not concentrated on any one particular customer or customer base. No single customer accounts for more than 10% of revenues, and the Company's largest customer base, high technology, which accounted for approximately 24% of revenues during the year ended December 31, 1999, is sufficiently broad that the Company does not consider itself significantly exposed to concentrations of credit risk.

Fair Value of Financial Instruments

The carrying amount of the Company's cash and cash equivalents, short-term investments, accounts receivable, and accounts payable approximate their respective fair values. Changes in the fair value of the Company's derivative financial instruments (foreign currency forward contracts) are generally offset by changes in the value of the underlying exposures being hedged. The unrealized loss of the Company's derivative financial instruments at December 31, 1999 was approximately $29,000.

The fair value of the Company's convertible subordinated debentures was $580,140,000 at December 31, 1999, based on the quoted market price of the debentures.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company does not have any long-lived assets it considers to be impaired.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated and accounted for as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. This statement will be effective for all annual periods beginning after June 15, 2000, as amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of SFAS No. 133" and SFAS No.138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, amendment of SFAS No. 133." Management does not believe the adoption of this pronouncement will have a material effect on the Company's consolidated financial position or results of operations.

In December 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued SOP 98-9, "Software Revenue Recognition with Respect to Certain Arrangements", which requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. Management does not believe the adoption of SOP 98-9 will have a material effect on the Company's consolidated financial position or results of operations. SOP 98-9 will be effective for all annual and interim periods beginning on or after January 1, 2000.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements."  SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC issued SAB No. 101B to defer the effective date of implementation of SAB 101 until the fourth quarter of fiscal 2000. The SEC has recently indicated it intends to issue further guidance with respect to adoption of specific issues addressed by SAB No. 101. Until such time as this additional guidance is issued, the Company is unable to assess the impact, if any, it may have on its financial position or results of operations.

(2) Financial Statement Details

Cash, Cash Equivalents, Short-Term Investments and Marketable Equity Securities

Cash equivalents consist of securities with remaining maturities of 90 days or less at the date of purchase. Short-term investments as of December 31, 1999 consisted of $58,481,000 of securities which mature in less than one year, $139,084,000 of securities which mature in one to five years and no securities which mature in over five years. Cash, cash equivalents and short-term investments and marketable securities consisted of the following as of December 31, 1999 (in thousands):

                                                      Unrealized
                                                  --------------------
                                         Cost       Loss       Gain      Market
                                       ---------  ---------  ---------  ---------
   Cash and cash equivalents:
     Cash............................ $  35,578  $     --   $     --   $  35,578
     Certificates of deposit.........     1,685        --         --       1,685
     Money market funds..............   411,222        --         --     411,222
     US treasury & agency securities.     6,628        --         --       6,628
     Corporate notes.................    21,292         (1)         5     21,296
                                       ---------  ---------  ---------  ---------
                                      $ 476,405  $      (1) $       5  $ 476,409
                                       =========  =========  =========  =========
   Short-term investments:
     US treasury securities.......... $  34,436  $    (551) $       1  $  33,886
     Corporate notes.................    32,182       (261)       --      31,921
     Municipal securities............   133,071     (1,315)         2    131,758
                                       ---------  ---------  ---------  ---------
                                      $ 199,689  $  (2,127) $       3  $ 197,565
                                       =========  =========  =========  =========

   Marketable equity securities.....  $   4,550  $     --   $ 137,389  $ 141,939
                                       ---------  ---------  ---------  ---------
                                      $   4,550  $     --   $ 137,389  $ 141,939
                                       =========  =========  =========  =========

Short-term investments as of December 31, 1998 consisted of $46,187,000 of municipal securities which mature in less than one year, and $94,980,000 of municipal securities which mature in one to five years and $10,721,000 of securities which mature in over five years. As of December 31, 1998, cost approximated market for short-term investments; realized and unrealized gains and losses were not significant.

Accounts Receivable, Net

Accounts receivable, net, consisted of the following (in thousands):

                                              December 31,
                                          --------------------
                                            1999       1998
                                          ---------  ---------
   Trade accounts receivable.........    $ 308,486  $ 136,823
   Less: allowances for doubtful
     accounts and returns............       13,090     10,439
                                          ---------  ---------
                                         $ 295,396  $ 126,384
                                          =========  =========

Property and Equipment, Net

Property and equipment, net, consisted of the following (in thousands):

                                              December 31,
                                          --------------------
                                            1999       1998
                                          ---------  ---------
   Computer equipment................    $  34,026  $  39,262
   Furniture and fixtures............       18,834     10,601
   Computer software.................       12,557      8,815
   Corporate aircraft................        6,963         --
   Leasehold improvements............       19,622      9,096
                                          ---------  ---------
                                            92,002     67,774
   Less: accumulated depreciation....       34,063     20,972
                                          ---------  ---------
                                         $  57,939  $  46,802
                                          =========  =========

Accrued Expenses

Accrued expenses consisted of the following (in thousands):

                                              December 31,
                                          --------------------
                                            1999       1998
                                          ---------  ---------
   Bonuses...........................    $  24,659  $  23,116
   Commissions.......................       20,744     17,910
   Sales tax.........................        6,015      9,348
   Vacation..........................        8,426      4,017
   Acquisition-related...............        2,486      7,450
   Other.............................       65,789     26,753
                                          ---------  ---------
                                         $ 128,119  $  88,594
                                          =========  =========

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted of the following (in thousands):

                                                         December 31,
                                                     --------------------
                                                       1999       1998
                                                     ---------  ---------
   Foreign currency translation adjustments,
     net of taxes of $361 and $297,
     respectively................................   $    (256) $    (870)
   Unrealized gains on securities, net of
     taxes of $51,279 and $118, respectively.....      83,867        201
                                                     ---------  ---------
                                                    $  83,611  $    (669)
                                                     =========  =========

Other Income, Net

Other income, net, consisted of the following (in thousands):

                                                     December 31,
                                          -------------------------------
                                            1999       1998       1997
                                          ---------  ---------  ---------
  Realized gains on disposition of
   marketable equity securities......    $  12,343  $      --  $      --
  Charitable contributions...........       (6,000)        --         --
  Interest income....................       17,545      7,653      6,057
  Interest expense...................       (6,064)       (73)       (29)
  Other, net.........................       (3,257)    (1,279)      (641)
                                          ---------  ---------  ---------
                                         $  14,567  $   6,301  $   5,387
                                          =========  =========  =========

(3) Convertible Subordinated Debentures

The Company completed a private placement of $300,000,000 of convertible subordinated debentures in September 1999. In connection with the issuance of these convertible subordinated debentures the Company incurred $8,684,000 of issuance costs, which primarily consisted of investment banker fees, legal, and other professional fees. The seven-year term notes bear interest at a rate of 5.50% and are convertible into approximately 12,864,000 shares of the Company's common stock at any time prior to maturity, at a conversion price of approximately $23.32 per share, subject to adjustment under certain conditions. The notes may be redeemed, in whole or in part, by the Company at any time on or after September 15, 2002. The redemption price will range from $309,420,000 to $302,370,000 if the notes are redeemed between September 15, 2002 through September 14, 2006. Any redemption made on or after September 15, 2006 will be redeemed at $300,000,000. Accrued interest to the redemption date will be paid by the Company in each redemption.

(4) Commitments and Contingencies

Letters of Credit

In August 1996, the Company entered into a $1,325,000 secured letter of credit with a bank. This letter of credit, which expires July 2006, collaterizes the Company's obligations to a third party for lease payments. In March 1999, the Company entered into an $8,400,000 secured letter of credit with a bank. This letter of credit, which expires November 2000, collateralizes the Company's obligations to a third party for tenant improvement costs. In October 1999, the Company entered into two $8,400,000 secured letters of credit with a bank. These letters of credit, which expire October 2000 and January 2001, collateralize the Company's obligations to a third party for tenant improvement costs. The Company also entered into a $3,000,000 secured letter of credit with a bank. This letter of credit, which expires August 2000, collateralizes the Company's obligation to a third party for lease payments.

The letters of credit are secured by cash, cash equivalents and short-term investments.

Lease Obligations

As of December 31, 1999, the Company leases facilities under noncancelable operating leases expiring between 2000 and 2009. Future minimum lease payments are as follows (in thousands):

  Year Ending December 31,
  ------------------------
  2000......................................        $  34,076
  2001......................................           43,589
  2002......................................           41,840
  2003......................................           42,067
  2004 and thereafter.......................          282,639
                                                     ---------
                                                    $ 444,211
                                                     =========

Rent expense for the years ended December 31, 1999, 1998 and 1997, was $15,943,000, $11,976,000 and $6,469,000, respectively.

Employee Benefit Plan

The Company has a 401(k) plan that allows eligible employees to contribute up to 20% of their compensation, limited to $10,000 in 1999. Employee contributions and earnings thereon vest immediately. Although the Company may make discretionary contributions to the 401(k) plan, none have been made to date. Prior to its acquisition by the Company, a subsidiary made discretionary contributions of $91,000, $244,000 and $154,000 to its 401(k) and profit-sharing plans in 1999, 1998 and 1997, respectively.

Legal Actions

In October 1999, SAP America, Inc. filed a complaint against the Company in the Court of Common Pleas of Delaware County, Pennsylvania. The Complaint alleges tortious interference with contractual relations, predatory hiring, misappropriation of trade secrets, and unfair competition in connection with the Company's employment of 27 individuals formerly employed by SAP America or its affiliated companies. In October 1999, the Company filed a complaint against SAP America, Inc. and SAP Labs, Inc. in the Superior Court of California for the County of Santa Clara, alleging unfair competition, violations of Business and Professions Code section 17200, and seeking declaratory relief. In March 2000, the Company and SAP agreed to settle the litigation and dismissed both actions with prejudice.

The Company is engaged in other legal actions arising in the ordinary course of business. The Company believes it has adequate legal defenses and believes that the ultimate outcome of these actions will not have a material effect on the Company's consolidated financial position or results of operations, although there can be no assurance as to the outcome of such litigation.

(5) Stockholders' Equity

Stock Split

On August 24, 1999, the Company's Board of Directors approved a two-for-one stock split (to be effected in the form of a stock dividend) which was paid on November 12, 1999. The accompanying consolidated financial statements have been restated to give effect to the stock split.

Pro Forma Net Income per Share

The following is a reconciliation of the number of shares used in the pro forma basic and proforma diluted earnings per share computations for the periods presented (in thousands):

                                              Year Ended December 31,
                                          -------------------------------
                                            1999       1998       1997
                                          ---------  ---------  ---------
 Shares used in basic pro forma net
   income per share computation.........   378,237    357,160    341,950
 Effect of dilutive potential common
   shares...............................    75,541     49,519     42,868
 Shares used in diluted pro forma net
   income...............................       934         --         --
                                          ---------  ---------  ---------
 Shares used in diluted pro forma net
   income per share computation.........   454,712    406,679    384,818
                                          =========  =========  =========

The Company excludes potentially dilutive securities from its diluted net income per share computation when either the exercise price of the securities exceeds the average fair value of the Company's common stock or the Company reported net losses, because their effect would be anti-dilutive. The following common stock equivalents were excluded from the earnings per share computation as their inclusion would have been anti-dilutive (in thousands):

                                              Year Ended December 31,
                                          -------------------------------
                                            1999       1998       1997
                                          ---------  ---------  ---------
 Shares used in basic pro forma net
   income per share computation.........   378,237    357,160    341,950
 Effect of dilutive potential common
   shares resulting from stock
   options and common stock subject to
   repurchase...........................    75,541     49,519     42,868
 Shares used in diluted pro forma net
   income...............................       934         --         --
                                          ---------  ---------  ---------
 Shares used in diluted pro forma net
   income per share computation.........   454,712    406,679    384,818
                                          =========  =========  =========

The shares excluded from the earnings per share computation due to the exercise prices exceeding the average fair value of the Company's common stock during the years ended December 31, 1999 and 1998 had a weighted average exercise price of $29.86 and $7.16 per share, respectively. Prior to September 1999 and January 1998, respectively, the convertible subordinated debentures and mandatorily redeemable convertible preferred stock were not outstanding and, accordingly, were not included in the earnings per share computation for periods prior to issuance.

Employee Stock Option and Purchase Plans

The 1996 Equity Incentive Plan, which amended and restated the Company's 1994 Stock Option Plan and 1996 Supplemental Stock Option Plan and the 1998 Non-Officer Equity Incentive Plan (collectively, the "Plan"), provides for the issuance of up to an aggregate of 220,000,000 shares of common stock to employees, directors and consultants. The Plan provides for the issuance of incentive and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights.

Under the Plan, the exercise price for incentive stock options is at least 100% of the fair market value on the date of the grant. Options generally expire in 10 years; however, incentive stock options may expire in 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Board of Directors and generally provide for shares to vest ratably over 5 years.

The Plan also allows for the exercise of certain unvested options. Shares of common stock issued to employees upon exercise of unvested options are subject to repurchase by the Company at the original exercise price. The Company's ability to repurchase these shares expires at a rate equivalent to the current vesting schedule of each option. As of December 31, 1999, 14,354,400 shares of common stock had been issued to employees upon the exercise of unvested options, which are subject to repurchase, at a weighted average repurchase price of $0.06 per share. No compensation expense has resulted from repurchases of restricted shares since the amount of cash paid by the Company did not differ from the proceeds received from the employee from the sale of the restricted shares. The Company has not issued any other restricted stock purchase awards, stock bonuses or stock appreciation rights.

During the period from October 1995 through April 1996, the Company granted options to purchase an aggregate of 65,220,000 shares of common stock at exercise prices ranging from $0.03 to $0.41 per share. Based in part on an independent appraisal obtained by the Company's Board of Directors, and other factors, the Company recorded $748,000 of deferred compensation expense in 1995 and an additional $893,000 of deferred compensation expense in 1996 relating to these options. These amounts are being amortized over the vesting period of the individual options, generally five years.

During 1999, the Company granted options to a non-employee. As of December 31, 1999, there were 40,000 options outstanding pursuant to these grants which are included in the combined plan activity summary below. The Company records and measures deferred compensation cost for options granted to non-employees at their fair value pursuant to the requirements of SFAS No. 123 and EITF 96-18.

The Company has assumed certain options granted to former employees of acquired companies (the "Acquired Options"). The Acquired Options were assumed by the Company outside of the Plan, but all are administered as if issued under the Plan. All of the Acquired Options have been adjusted to give effect to the conversion under the terms of the Agreements and Plans of Reorganization between the Company and the companies acquired. The Acquired Options generally become exercisable over a four year period and generally expire either five or ten years from the date of grant. No additional options will be granted under any of the acquired companies' plans.

Combined plan activity is summarized as follows:

                                                                    Weighted
                                                                    average
                                            Shares                  exercise
                                          available    Number of     price
                                          for grant      shares    per share
                                         ------------ ------------ ----------
   Balances, December 31, 1996..........   4,992,068   84,705,188      $0.91
     Additional shares authorized.......  64,000,000         --
     Options granted.................... (53,321,096)  53,321,096      $4.14
     Options exercised..................         --    (8,269,212)     $0.57
     Options canceled...................  21,526,428  (21,526,428)     $4.18
                                         ------------ ------------
   Balances, December 31, 1997..........  37,197,400  108,230,644      $1.87
     Additional shares authorized.......  40,000,000         --
     Options granted.................... (75,093,588)  75,093,588      $5.61
     Options exercised..................         --   (13,534,484)     $1.47
     Options canceled...................  15,690,736  (15,690,736)     $3.96
                                         ------------ ------------
   Balances, December 31, 1998..........  17,794,548  154,099,012      $3.52
     Additional shares authorized.......  45,000,000         --
     Options granted.................... (53,391,812)  53,391,812     $19.66
     Options exercised..................         --   (20,719,096)     $2.88
     Options canceled...................  10,884,974  (10,884,974)     $6.77
                                         ------------ ------------
   Balances, December 31, 1999..........  20,287,710  175,886,754      $8.30
                                         ============ ============

The following table summarizes information about fixed stock options outstanding as of December 31, 1999:

                          Options outstanding           Options exercisable
                   ----------------------------------- -----------------------
                                 Weighted
                                  average
                                 remaining   Weighted                Weighted
                                contractual  average                 average
     Range of         Number       life      exercise     Number     exercise
 exercise prices    of shares   (in years)    price     of shares     price
------------------ ------------ ----------- ---------- ------------ ----------
  $0.01                388,200         5.0      $0.01      388,200      $0.01
  $0.02                201,456         5.3      $0.02      201,456      $0.02
  $0.03                500,100         5.8      $0.03      500,100      $0.03
  $0.11              2,896,700         6.1      $0.11    2,896,700      $0.11
  $0.17 -    0.19    8,347,604         6.2      $0.18    4,000,910      $0.18
  $0.30 -    0.57   17,083,770         6.3      $0.36    8,674,786      $0.35
  $0.72 -    1.33    5,394,384         6.3      $0.76    2,376,780      $0.76
  $1.46 -    2.11    3,657,644         5.8      $2.04    1,390,840      $2.03
  $2.25 -    4.06   22,009,062         6.9      $3.04    7,988,538      $3.04
  $4.14 -    6.20   53,279,956         8.4      $5.17   13,559,244      $5.17
  $6.22 -    9.26   19,248,566         8.7      $7.46    2,440,692      $6.90
  $9.44 -   13.41   16,571,554         9.2     $10.72      536,384      $9.83
 $14.61 -   21.15   10,427,918         9.6     $15.96        2,848     $14.78
 $25.02 -   31.41    3,678,140         9.9     $31.35          524     $31.41
 $40.53             12,201,700        10.0     $40.53            0     $40.53
------------------ ------------ ----------- ---------- ------------ ----------
  $0.01 -   40.53  175,886,754        8.00      $8.30   44,958,002      $2.79
                   ============                        ============

In May 1996, the Company adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 5,600,000 shares for issuance thereunder. The Purchase Plan became effective upon the completion of the Company's initial public offering. In January 1997, the Board of Directors of the Company adopted an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan to 13,600,000 shares. The Purchase Plan permits eligible employees to purchase common stock, through payroll deductions of up to 15% of the employee's compensation, at a price equal to 85% of the fair market value of the common stock at either the beginning or the end of each offering period, whichever is lower. As of December 31, 1999, 7,802,000 shares had been purchased under the Purchase Plan.

Common Stock

The Company has elected to continue to use the intrinsic value-based method to account for all of its employee stock-based compensation plans. The Company records deferred compensation costs related to employee stock options when the exercise price of each option equals or is less than the fair value of the underlying common stock as of the grant date for each stock option. The Company also recorded compensation expense for the estimated fair value of common stock transferred from the majority shareholders of OnTarget to two key employees in January 1998 and for options granted to one consultant in 1999.

Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effects on net income (loss) and net income (loss) per share data as if the Company had elected to use the fair value approach to account for all its employee stock-based compensation plans. Had compensation cost for the Company's plans been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company's net income (loss) and net income (loss) per share for the years ended December 31, 1999, 1998 and 1997 would have been as indicated below (in thousands, except per share data):

                                               1999       1998       1997
                                             ---------  ---------  ---------
 Pro forma net income (loss) available to
  common stockholders:
   As reported............................  $  60,996  $  41,689  $     133
   Pro forma giving effect to SFAS No 123.  $  33,897  $  21,418  $ (12,619)

 Diluted pro forma net income (loss)
  per share:
   As reported............................  $    0.13  $    0.10  $    0.00
   Pro forma giving effect to SFAS No 123.  $    0.07  $    0.05  $   (0.04)

 Basic pro forma net income (loss)
  per share:
   As reported............................  $    0.16  $    0.12  $    0.00
   Pro forma giving effect to SFAS No 123.  $    0.09  $    0.06  $   (0.04)

The fair value of options was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for option grants:

                                               1999       1998       1997
                                             ---------  ---------  ---------
 Risk-free interest rate...................      5.44%      4.85%       6.1%
 Expected life (in years)..................       3.4        3.4        3.5
 Expected volatility.......................      69.0%      70.5%      83.9%

The fair value of employees' stock purchase rights under the Purchase Plan was estimated using the Black-Scholes model with the following weighted-average assumptions used for purchases:

                                               1999       1998       1997
                                             ---------  ---------  ---------
 Risk-free interest rate...................      4.66%       5.3%       5.3%
 Expected life (in years)..................       0.5        0.6        0.7
 Expected volatility.......................      69.0%      70.5%      83.9%

Under SFAS No. 123, the weighted average estimated fair value of employee stock options granted at exercise prices equal to market price at grant date during 1999, 1998 and 1997 was $10.43, $2.97 and $2.15 per share, respectively. During 1999 OpenSite granted 46,412 options to employees with exercise prices below the fair market value of its stock and, accordingly, the Company has recorded an increase to deferred stock compensation of $119,000. Under SFAS No. 123, the weighted average estimated fair value of employee stock options granted during 1999 at exercise prices below market price at grant date was $0.38 per share.

The Company determined the assumptions to be used in computing the fair value of stock options or stock purchase rights as follows. The risk-free rate is the U.S. treasury bill rate for the relevant expected life. The expected useful lives were estimated giving consideration to vesting and purchase periods, contractual lives, expected employee turnover and underlying stock volatility.

Warrants

In August 1998, OpenSite entered into a consulting agreement with a former OpenSite director. Pursuant to this agreement, OpenSite issued warrants to purchase 66,430 shares of Siebel equivalent common stock at an exercise price of $0.80 per share (weighted-average fair value on date of grant of $0.19 per warrant). A warrant representing a total of 14,824 shares of common stock was repurchased from the holder in connection with the Series C preferred stock financing in March 1999 (see Note 6). As of December 31, 1999, the remaining 51,606 warrants were unexercised. OpenSite also issued warrants to the same director to purchase 58,128 shares of Siebel equivalent common stock at an exercise price of $0.15 (weighted-average fair value on date of grant of $0.04 per warrant), which were exercised in April 1999. During the period the warrants were outstanding, in the event that the holders of Series A preferred stock requested the redemption of their shares pursuant to the terms described in Note 6, this director could have elected to put any outstanding warrants back to OpenSite at the per share redemption value of the Series A preferred stock, less the exercise price of the warrants.

During the years ended December 31, 1999 and 1998, OpenSite recognized consulting expense of $268,516 and $54,221, respectively, to reflect the increase in value of the put feature of these warrants. In conjunction with the issuance of the Series C preferred stock and the director's resignation from the board of directors in March 1999, the warrants were amended such that the redemption provision expired on March 31, 1999. Accordingly, the carrying amount of the remaining outstanding warrants was transferred to additional paid-in capital as of that date.

(6) Mandatorily Redeemable Convertible Preferred Stock

In January 1998, OpenSite sold 1,097,956 shares of Series A mandatorily redeemable convertible preferred stock in a private placement transaction in exchange for proceeds of $555,171, net of issuance costs of $44,829. In August and September 1998, OpenSite sold 1,314,784 shares of Series B mandatorily redeemable convertible preferred stock in a private placement transaction in exchange for proceeds of $3,938,060, net of issuance costs of $61,940. In March and April 1999, OpenSite sold 3,155,470 shares of Series C mandatorily redeemable convertible preferred stock in a private placement transaction for proceeds of $23,875,000, net of issuance costs of $125,000. In conjunction with the sale of the Series C mandatorily redeemable convertible preferred stock, OpenSite repurchased 490,022 shares of common stock, 245,010 shares of Series A mandatorily redeemable convertible preferred stock, and 14,824 warrants for an aggregate purchase price of $4,265,635.

As of December 31, 1999, the Series A, B, and C mandatorily redeemable convertible preferred stock (collectively, the "Preferred Stock") had an aggregate liquidation preference of $600,000, $4,000,000, and $48,000,000, respectively. As of December 31, 1999, there were 852,946 Series A shares, 1,314,784 Series B shares, and 3,155,470 Series C shares outstanding.

In connection with the Company's acquisition of OpenSite, on May 17, 2000 the holders of the Preferred Stock converted their shares pursuant to their existing terms on a one-for-one basis into shares of OpenSite's common stock. Prior to the conversion of the Preferred Stock, the holders of the Preferred Stock had certain preferences over the holders of OpenSite's common stock, including liquidation preferences, dividend rights and redemption rights.

In accordance with the redemption rights of the Preferred Stock, the holders of the Preferred Stock could have required OpenSite to repurchase the Preferred Stock at the then current fair value of OpenSite's common stock, subject to certain restrictions as defined in the purchase agreements regarding the Preferred Stock. Accordingly, the Company recorded a non-cash charge to stockholders' equity of $53,164,000 and $325,000 during the years ended December 31, 1999 and 1998, respectively, to reflect the Preferred Stock at its then current redemption value. These charges to equity have been deducted from the Company's net income in calculating both basic and diluted earnings per share. As a result of the conversion of the Preferred Stock, the Company stopped recording the accretion on the Preferred Stock on May 17, 2000.

(7) Income Taxes

Income before taxes includes income from foreign operations of approximately $5,474,000, $3,600,000 and $680,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Historical Information

The components of income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                               1999       1998       1997
                                             ---------  ---------  ---------
 Current:
   Federal................................. $  (8,796) $  18,488  $   7,694
   State...................................        --      4,559      2,684
   Foreign.................................     1,586      1,289        400
                                             ---------  ---------  ---------
     Total current.........................    (7,210)    24,336     10,778
 Deferred:
   Federal.................................    (9,375)    (7,255)    (1,345)
   State...................................    (4,902)    (1,540)      (219)
                                             ---------  ---------  ---------
     Total deferred........................   (14,277)    (8,795)    (1,564)

 Charge in lieu of taxes attributable
   to employer's stock option plans........    91,679     13,517      4,046
                                             ---------  ---------  ---------
     Total income taxes.................... $  70,192  $  29,058  $  13,260
                                             =========  =========  =========

The differences between the income tax expense computed at the federal statutory rate of 35% and the Company's actual income tax expense for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                               1999       1998       1997
                                             ---------  ---------  ---------
  Expected income tax expense..............      35.0%      35.0%      35.0%
  State income taxes, net of federal
    tax benefit............................       4.7%       4.4%      13.4%
  In-process research and development......        --         --       57.2%
  Non-deductible merger costs..............        --        4.5%        --
  Research and experimentation credit......      -0.7%      -1.1%      -3.9%
  Tax exempt interest......................      -1.0%      -2.4%      -7.0%
  Foreign sales corporation benefit........        --       -0.8%        --
  S corporation benefit....................        --       -1.1%      -5.1%
  Other, net...............................        --        1.9%       4.9%
                                             ---------  ---------  ---------
    Total income taxes.....................      38.0%      40.4%      94.5%
                                             =========  =========  =========

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows in thousands:

                                                          1999       1998
                                                        ---------  ---------
 Deferred tax assets:
  Deferred state taxes..............................   $     --   $     549
  Accruals and reserves, not currently taken
   for tax purposes.................................       4,899      8,111
  Allowance for doubtful accounts and returns.......       4,901      4,438
  Charitable contribution carryforward..............       2,451         --
  Research and development credit carryforward......       2,911         38
  Net operating loss carryforward...................       6,239        944
  Gain on investment................................       5,183         --
  Other.............................................       2,573        144
                                                        ---------  ---------
   Deferred assets..................................      29,157     14,224

 Deferred tax liabilities:
  Unrealized gain on marketable securities..........     (51,397)        --
  Depreciation......................................      (1,439)      (783)
                                                        ---------  ---------
   Deferred liabilities.............................     (52,836)      (783)
                                                        ---------  ---------
   Net deferred assets (liabilities)................   $ (23,679) $  13,441
                                                        =========  =========

As of December 31, 1999, the Company had state net operating loss carryforwards of approximately $36,071,000 available to offset future state taxable income. In addition, the Company had federal and state research and development credit carryforwards of $1,710,000 and $1,200,000, respectively, available to offset future tax liabilities. The Company's state net operating loss carryforwards and federal research and development credit carryforward expire in 2004 and 2019, respectively. The state research and development credit can be carried forward indefinitely.

Management believes it is more likely than not that future operations will generate sufficient taxable income to realize any deferred tax assets.

Pro Forma Income Taxes

The pro forma provision for income taxes reflects the income tax expense that would have been reported if OnTarget and OpenSite (S corporations for income tax reporting purposes) had been a C corporations for each of the periods presented in the case of OnTarget and for the year ended December 31, 1997 in the case of OpenSite. The components of pro forma income tax expense are as follows (in thousands):

                                               1999       1998       1997
                                             ---------  ---------  ---------
 Current:
   Federal................................. $  (8,548) $  19,192  $   8,211
   State...................................        --      4,660      2,755
   Foreign.................................     1,586      1,289        400
                                             ---------  ---------  ---------
     Total current.........................    (6,962)    25,141     11,366
 Deferred:
   Federal.................................    (9,304)    (7,255)    (1,301)
   State...................................    (4,856)    (1,540)      (211)
                                             ---------  ---------  ---------
     Total deferred........................   (14,160)    (8,795)    (1,512)

 Charge in lieu of taxes attributable
   to employer's stock option plans........    91,679     13,517      4,046
                                             ---------  ---------  ---------
     Total income taxes.................... $  70,557  $  29,863  $  13,900
                                             =========  =========  =========

The differences between the pro forma income tax expense computed at the federal statutory rate of 35% and the Company's actual pro forma income tax expense for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                               1999       1998       1997
                                             ---------  ---------  ---------
  Expected income tax expense..............      35.0%      35.0%      35.0%
  State income taxes, net of federal
    tax benefit............................       4.7%       4.4%      13.4%
  In-process research and development......        --         --       57.2%
  Non-deductible merger costs..............        --        4.5%        --
  Research and experimentation credit......      -0.7%      -1.1%      -3.9%
  Tax exempt interest......................      -1.0%      -2.4%      -7.0%
  Foreign sales corporation benefit........        --       -0.8%        --
  Other, net...............................       0.2%       1.9%       4.4%
                                             ---------  ---------  ---------
    Total income taxes.....................      38.2%      41.5%      99.1%
                                             =========  =========  =========

Deferred tax assets and liabilities on a pro forma basis do not differ materially from the historical information presented above.

(8) Related Party Transactions

Certain members of the Company's Board of Directors serve as officers for customers of the Company. In 1999, aggregate license revenues associated with shipments to these customers were $1,382,000 and accounts receivable from these customers was $2,460,000 as of December 31, 1999. In 1998, aggregate revenues associated with shipments to these customers were $1,763,000 and accounts receivable from these customers was $1,335,000 as of December 31, 1998.

(9) Segment and Geographic Information

The Company and its subsidiaries are principally engaged in the design, development, marketing and support of Siebel eBusiness Applications, its family of proprietary software applications. Substantially all revenues result from the licensing of the Company's software products and related consulting and customer support (maintenance) services. The Company's chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. Accordingly, the Company considers itself to be in a single industry segment, specifically the license, implementation and support of its software applications.

The Company evaluates the performance of its geographic regions based on revenues and gross margin only. The Company does not assess the performance of its geographic regions on other measures of income or expense, such as depreciation and amortization, operating income or net income. In addition, as the Company's assets are primarily located in its corporate office in the United States and not allocated to any specific region, the Company does not produce reports for, or measure the performance of, its geographic regions based on any asset-based metrics. Therefore, geographic information is presented only for revenues and gross margin.

While a majority of the Company's revenues are derived from the United States, the Company's export sales have been growing. Export sales for the years ended December 31, 1999, 1998 and 1997 were $158,277,000, $88,200,000 and $41,800,000, respectively. This represented 31%, 30% and 27% of total license revenues, respectively. The Company's export sales are principally in Europe and Asia/Pacific.

The following geographic information is presented for the years ended December 31, 1999, 1998 and 1997 (in thousands):

                             North                Asia
                   Year     America    Europe    Pacific    Other     Totals
                  -------  ---------  --------  ---------  --------  ---------
   Revenues:
                    1999  $ 603,935  $159,925  $  11,331  $ 23,607  $ 798,798
                    1998    295,153    75,364     24,424    16,226    411,167
                    1997    171,831    35,052     10,115     5,413    222,411

   Gross margin:
                    1999  $ 434,099  $148,793  $  28,077  $  5,048  $ 616,017
                    1998    242,661    62,699     20,824    13,847    340,031
                    1997    142,288    30,535      9,161     4,360    186,344

No single customer has accounted for 10% or more of total revenues in 1999, 1998 or 1997.

(10) Acquisitions

OpenSite Technologies, Inc.

On May 17, 2000, the Company acquired OpenSite Technologies, Inc. OpenSite develops and markets Internet auction and dynamic pricing technology that enables companies to create branded, interactive, real-time Internet auctions. OpenSite's products and services automate the client's process of installing, running and maintaining its dynamic commerce applications. Primary customers of OpenSite include a full range of small, medium and large businesses that are focusing on expanding their sales focus to include dynamic commerce.

Under the terms of the agreement, each outstanding share of OpenSite common stock was exchanged for 0.262956 newly issued shares of common stock of the Company. This resulted in the issuance of approximately 7,400,000 additional shares of the Company's common stock. In addition, all outstanding stock options of OpenSite were converted into the right to acquire the Company's common stock at the same exchange ratio with a corresponding adjustment to the exercise price. The transaction was accounted for as a pooling of interests and, accordingly, the financial position, results of operations and cash flows of OpenSite have been combined with those of the Company for the same dates and periods as if the entities had been combined from the earliest date presented. There were no adjustments to conform accounting methods.

OnTarget, Inc.

On December 1, 1999, the Company acquired OnTarget, Inc. OnTarget develops and implements advanced sales and marketing training and consulting programs for sales organizations competing in complex, multilevel sales campaigns. Primary customers include corporate clients and business owners who wish to provide for the development and training of their sales and marketing personnel.

Under the terms of the agreement, each outstanding share of OnTarget common stock was exchanged for 0.615503 newly issued shares of common stock of the Company. This resulted in the issuance of approximately 7,400,000 additional shares of the Company's common stock. In addition, all outstanding stock options of OnTarget were converted into the right to acquire the Company's common stock at the same exchange ratio with a corresponding adjustment to the exercise price. The acquisition of OnTarget has been accounted for as a pooling of interests and, accordingly, the financial position, results of operations and cashflows of OnTarget have been combined with those of the Company for the same dates and periods as if the entities had been combined from the earliest date presented. There were no adjustments to conform accounting methods. The Company did not incur any significant merger-related costs in connection with the acquisition of OnTarget.

Scopus Technology, Inc.

On May 18, 1998, the Company completed the acquisition of Scopus of Emeryville, California, a leading provider of customer service, field service, and call center software solutions. Under the terms of the agreement, each outstanding share of Scopus common stock was exchanged for newly issued shares of common stock of the Company. This resulted in the issuance of approximately 60,400,000 additional shares of the Company's common stock. In addition, all outstanding stock options of Scopus were converted into the right to acquire the Company's common stock at the same exchange ratio, with a corresponding adjustment to the exercise price. In connection with the merger, the Company incurred direct merger-related expenses of approximately $13,500,000, including fees for investment bankers, attorneys, accountants and other professional fees of $9,100,000, integration charges related to duplicate facilities and equipment of $3,100,000 and other miscellaneous expenses of $1,300,000.

The transaction has been accounted for as a pooling of interests and, accordingly, the financial statements of Siebel have been restated to include the financial position and results of operations of Scopus for all periods presented. Prior to the merger with Siebel, Scopus ended its fiscal year on March 31. The restated financial statements as of December 31, 1997 and for prior periods include Siebel's results of operations for the calendar periods noted and Scopus' results of operations for the fiscal periods ending three months later. Beginning January 1, 1998, the restated financial statements combine the operating results of Siebel and Scopus for the calendar periods noted. As a result of conforming the reporting periods of Siebel and Scopus, the operating results of Scopus for the three month period ended March 31, 1998 are included in the restated financial statements for both 1997 and 1998. Scopus revenues and net income for the three-month period ended March 31, 1998 were $27,100,000 and $1,500,000, respectively. Net income for this period of approximately $1,500,000 is reflected as a reduction of opening retained earnings in the 1998 consolidated financial statements.

The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow (in thousands):

                                       Year           Year          Year
                                       Ended         Ended         Ended
                                   December 31,   December 31,  December 31,
                                       1999           1998          1997
                                   -------------  ------------  ------------
 Total revenues:
   Siebel......................   $     761,768  $    364,467  $    118,775
   Scopus......................            --          27,072        88,853
   OnTarget....................          29,152        18,347        14,443
   OpenSite....................           7,878         1,281           340
                                   -------------  ------------  ------------
                                  $     798,798  $    411,167  $    222,411
                                   =============  ============  ============

 Net income (loss):
   Siebel......................   $     122,172  $     41,411  $     (2,427)
   Scopus......................            --           1,464         1,240
   OnTarget....................             (80)        1,390         1,830
   OpenSite....................          (7,567)       (1,407)          130
                                   -------------  ------------  ------------
                                  $     114,525  $     42,858  $        773
                                   =============  ============  ============

In combining the financial statements of Siebel and Scopus, certain reclassifications, conforming changes and adjustments relating to revenue recognition were made to the historical financial statements of Scopus. These conforming changes and adjustments resulted in a reduction of previously reported net income of approximately $2,930,000 in fiscal 1997 and $580,000 in fiscal 1996. These adjustments will not reverse in future periods.

Target Marketing Systems and The Sales Consultancy, Inc.

In January and February 1999, OnTarget acquired Target Marketing Systems Worldwide Limited, Target Marketing Systems S.A., and The Sales Consultancy Inc. in exchange for convertible notes and OnTarget stock. OnTarget recorded goodwill of $9,745,000 in connection with these acquisitions. The goodwill is being amortized over a five-year period using the straight-line method. Pro forma information giving effect to these mergers has not been presented since it would not differ materially from the historical results of the Company.

20*20 Group, Ltd.

On December 17, 1998, the Company acquired all of the outstanding securities of the privately-held 20*20 Group, Ltd. ("20*20"), a provider of end-user training for the enterprise relationship management software market. The transaction was valued at approximately $6,000,000 and was accounted for by the purchase method of accounting. Accordingly, the operating results of 20*20 have been included in the accompanying consolidated financial statements of the Company from the date of acquisition. The purchase price was allocated to tangible net assets, including current assets, current liabilities and property, plant and equipment. The excess of the purchase price over the fair value of the tangible net assets acquired, $5,500,000, was allocated to goodwill. This amount is being amortized over three years.

The results of operations of 20*20 prior to the acquisition date are not considered material to the consolidated results of operations of the Company and, accordingly, pro forma financial statement information has not been presented.

Nomadic Systems, Inc.

On November 1, 1997, the Company issued shares of its common stock in exchange for all outstanding securities of privately-held Nomadic Systems, Inc. ("Nomadic"), a provider of innovative business solutions to pharmaceutical sales forces. The transaction was valued at approximately $11,000,000 and was accounted for by the purchase method of accounting. Accordingly, the operating results of Nomadic have been included in the accompanying consolidated financial statements of the Company from the date of acquisition. Under the terms of the agreement, Nomadic's security holders received approximately 2,400,000 shares of the Company's common stock in exchange for all outstanding shares of Nomadic. The purchase price was allocated to net current assets, fixed assets, purchased in-process research and development and intangible assets of $557,000, $186,000, $8,723,000 and $1,553,000, respectively. The purchased in-process research and development was charged to operations in the fourth quarter of 1997. The amounts allocated to intangible assets are being amortized over three years.

The appraisal of the acquired research and development was based upon the present value of forecasted operating cash flows from the technology acquired, giving effect to the stage of completion at the acquisition date. These forecasted cash flows were then discounted at a rate which gave consideration to the risk involved in completing the acquired technology. The forecasted cash flows assumed inclusion of the product developed from acquired technology into the existing Siebel product suite.

The purchased in-process research and development expense related to completion of Nomadic's second generation pharmaceutical sales force automation product. At the time of the acquisition, Nomadic had a first-generation product at a limited number of customers, with a very small user base. There were a considerable number of uncertainties as to increasing the product's scalability for deployment on an enterprise-wide basis, improving the stability of the application and identifying and fixing bugs. The Company allocated limited excess purchase price over net assets acquired to net current assets, fixed assets and workforce-in-place. The majority of the excess purchase price was allocated to in-process research and development and other intangible assets (goodwill) based upon the expected cash flows from Nomadic's existing product and the product under development, giving consideration to the stage of completion of the technology under development at the acquisition date. This technology was completed, at a cost of approximately $1,300,000, for enterprise-wide release in March 1998.

The results of operations of Nomadic prior to the acquisition date are not considered material to the consolidated results of operations of the Company and, accordingly, pro forma financial statement information has not been presented.

InterActive WorkPlace, Inc.

On October 1, 1997, the Company issued shares of its common stock in exchange for all outstanding securities of privately-held InterActive WorkPlace, Inc. ("InterActive"), a developer of intranet-based business intelligence software technology. The transaction was valued at approximately $15,000,000 and was accounted for by the purchase method of accounting. Accordingly, the operating results of InterActive have been included in the accompanying consolidated financial statements of the Company from the date of acquisition. Under the terms of the agreement, InterActive's security holders received or will receive up to approximately 3,416,000 shares of the Company's common stock in exchange for all outstanding shares in InterActive. Additionally, InterActive optionees received options to purchase an aggregate of approximately 256,000 shares of the Company's common stock in exchange for their options to purchase InterActive common stock. The excess of the purchase price over the fair value of the net assets acquired was allocated to purchased in-process research and development and intangible assets of $14,017,000 and $104,000, respectively. The purchased in-process research and development was charged to operations in the fourth quarter of 1997. The amounts allocated to intangible assets are being amortized over three years.

Purchased in-process research and development is related to the completion of InterActive's data integration, filtering and formatting technology and its integration into the Company's products. At the time of acquisition, a prototype of InterActive's product existed and was in limited trials; however, the prototype was not stable or sufficiently developed to be scalable on an enterprise-wide basis. InterActive's technology was completed, at a cost of approximately $400,000, and incorporated as a separate component of the Siebel 98 product suite which was released in June 1998. The Company estimated that the technology was approximately 75% complete as of the acquisition date. At that date, the only identifiable asset acquired was the technology under development. Accordingly, essentially all of the excess purchase price over net assets acquired, except for amounts assigned to net current assets, fixed assets and workforce-in-place, was assigned to in-process research and development.

The results of operations of InterActive prior to the acquisition date are not considered material to the consolidated results of operations of the Company and, accordingly, pro forma financial information has not been presented.

Clear With Computers, Inc.

The Company incurred merger costs of approximately $3,300,000 in the third quarter of 1997 in connection with Scopus' planned merger with Clear With Computers, Inc. The merger plan was terminated early in the fourth quarter of 1997.

(11) Subsequent Events

On January 14, 2000, the Company acquired all of the outstanding securities of Paragren Technologies, Inc. ("Paragren"), a leading provider of high-performance marketing automation software based in Reston, Virginia. Paragren was previously a wholly owned subsidiary of APAC Customer Services, Inc. The Company acquired Paragren for cash consideration of $18,050,000. This transaction was accounted for by the purchase method of accounting. The purchase price was allocated to tangible net assets, including current assets of $942,000, current liabilities of $1,442,000 and property and equipment of $976,000. An independent appraiser was engaged to perform a valuation on Paragren, and it was determined that there was no purchased in-process research and development. As a result, the excess of the purchase price over the fair value of the tangible net assets acquired of $17,574,000 was allocated to intangible assets and will be amortized over three years.

On June 26, 2000, the Company acquired all of the outstanding securities of MOHR Development, Inc. ("MOHR"), a privately held provider of sales training solutions and consulting services. MOHR focuses on customers in the financial services, manufacturing and technology business sectors. The Company acquired MOHR for net cash consideration of $7,734,000 and a commitment to pay an additional $3,000,000. This transaction was accounted for by the purchase method of accounting. The purchase price was allocated to tangible net assets, including current assets of $799,000, current liabilities of $4,847,000 and property and equipment of $115,000. The excess of the purchase price over the fair value of the tangible net assets acquired, $11,667,000 was allocated to goodwill. This amount is being amortized over three years.

On August 7, 2000, the Company announced an agreement to acquire OnLink Technologies, Inc. ("OnLink"), a provider of eCommerce software. OnLink's technology is designed to provide companies with guided, interactive online communication with customers to find out what they need and automatically match them to product and service configurations. Under the terms of the agreement, each outstanding share of OnLink's common stock will be exchanged for approximately 0.3296 newly issued shares of common stock of the Company. All outstanding stock options of OnLink will also be exchanged for the Company's stock options at the same exchange ratio. This will result in the issuance of approximately 7,400,000 additional shares of the Company's common stock. The transaction is expected to be accounted for as a pooling of interests. The acquisition is subject to the approval of OnLink's shareholders and appropriate government agencies, as well as the satisfaction of certain customary closing conditions. The transaction is expected to close in the fourth calendar quarter of 2000.

On August 7, 2000, the Company's Board of Directors approved a two-for-one stock split (to be effected in the form of a stock dividend) which was paid on September 8, 2000. The accompanying consolidated financial statements have been restated to give effect to this stock split.

On September 11, 2000, the Company announced an agreement to acquire Janna Sytems, Inc. ("Janna"), a leading provider of eBusiness solutions for the financial services industry. Under the terms of the agreement, each outstanding share of Janna common stock would be exchanged at a fixed exchange ratio of 0.4970 for newly issued shares of common stock of the Company or, with respect to Janna shareholders resident in Canada, 0.4970 of a newly issued, exchangeable share of a Canadian subsidiary of the Company that is currently exchangeable for the Company's common stock. All outstanding stock options of Janna will also be exchanged for the Company's stock options at the same exchange ratio. This will result in the issuance of approximately 11,100,000 additional shares of common stock of the Company. The transaction is expected to be accounted for as a pooling of interests. The acquisition is subject to the approval of Janna's shareholders as well as the satisfaction of certain customary closing conditions. The transaction is expected to close in the fourth calendar quarter of 2000.

(12) Selected Quarterly Financial Data (unaudited)

The following table presents selected quarterly information for 2000, 1999 and 1998 (in thousands, except share data):

                                          First     Second      Third     Fourth
                                         quarter    quarter    quarter    quarter
                                        ---------  ---------  ---------  ---------
  2000:
  Net revenues.........................$ 312,505  $ 387,400
  Gross margin.........................  236,615    288,390
  Net income...........................   41,549     45,343
  Net income (loss) available to
    common stockholders................  (35,499)    23,636
  Net income (loss) per
    diluted share......................    (0.09)      0.05
  Net income (loss) per
    basic share........................    (0.09)      0.06

  1999:
  Net revenues.........................$ 142,521  $ 176,656  $ 208,483  $ 271,138
  Gross margin.........................  115,220    137,363    156,646    206,788
  Net income...........................   21,048     24,161     27,261     42,055
  Net income (loss) available to
    common stockholders................   12,124     (8,824)    24,157     33,904
  Net income (loss) per
    diluted share......................     0.03      (0.02)      0.05       0.07
  Net income (loss) per
    basic share........................     0.03      (0.02)      0.06       0.09

  1998:
  Net revenues.........................$  78,814  $  94,235  $ 109,547  $ 128,571
  Gross margin.........................   66,187     75,771     90,635    107,438
  Net income (loss)....................   10,237       (586)    14,164     19,043
  Net income (loss) available to
    common stockholders................   10,237       (640)    14,083     18,814
  Pro forma net income (loss) per
    diluted share......................     0.03      (0.00)      0.03       0.05
  Pro forma net income (loss) per
    basic share........................     0.03      (0.00)      0.04       0.05

Schedule II

Valuation and Qualifying Accounts

                                     Balance    Charged                Balance
                                       at         to                     at
                                    Beginning  Costs and               End of
                                     of Year   Expenses   Deductions    Year
                                    ---------  ---------  ----------  ---------
                                               (in thousands)
Allowance For Doubtful Accounts:
  Year ended December 31, 1999.....$  10,439  $   8,056  $    5,405  $  13,090
  Year ended December 31, 1998.....$   4,292  $   6,394  $      247  $  10,439
  Year ended December 31, 1997.....$   1,940  $   4,925  $    2,573  $   4,292